Filed Pursuant to Rule 433

SEC File No. 333-218782

Common Equity Offering Sale of Primary and Secondary Shares
& Acquisition of Integrity Bancshares, Inc.
November 28, 2017
1

Safe Harbor Statement NO OFFER OR SOLICITATION This communication does not constitute an offer to sell, a solicitation of an offer to sell, the solicitation or an offer to buy any securities or a solicitation of any vote or approval. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended. ADDITIONAL INFORMATION ABOUT THE OFFERING Independent Bank Group, Inc. (“IBTX”) filed an automatic shelf registration statement on Form S-3 (including a prospectus) with the Securities and Exchange Commission (“SEC”) on June 16, 2017. Before you invest in the offering to which this communication relates, you should read the prospectus in that registration statement and the preliminary prospectus supplement related to the offering and the other documents IBTX has filed and will file with the SEC for more complete information about IBTX and the offering. These documents are available at no charge by visiting the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus related to the offering may be obtained by contacting Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attn: Prospectus Department, by emailing prospectus@stephens.com, by calling (501) 377-2131 or by faxing (501) 377-2404. NON-GAAP FINANCIAL MEASURES Management believes that certain non-GAAP performance measures used in this presentation provide meaningful information about underlying trends in its business and operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, IBTX’s reported results prepared in accordance with GAAP. Please see Reconciliation of Non-GAAP Financial Measures in the Appendix at the end of this presentation for a reconciliation to the nearest GAAP financial measure. ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT In connection with the proposed merger of IBTX and Integrity Bancshares, Inc. (“Integrity Bancshares”), IBTX will file with the SEC a registration statement on Form S-4 that will include a proxy statement of Integrity Bancshares and a prospectus of IBTX, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT IBTX, INTEGRITY BANCSHARES AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by IBTX through the website maintained by the SEC at www.sec.gov. Documents filed with the SEC by IBTX will also be available free of charge by directing a written request to Independent Bank Group, Inc., 1600 Redbud, Suite 400, McKinney, Texas 75069, Attn: Investor Relations. IBTX’s telephone number is (972) 562-9004. PARTICIPANTS IN THE TRANSACTION IBTX, Integrity Bancshares and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Integrity Bancshares in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about IBTX and its directors and officers may be found in the definitive proxy statement of IBTX relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 28, 2017. The definitive proxy statement can be obtained free of charge from the sources described above. 2

Forward-Looking Statements Certain statements contained in this presentation that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. These forward-looking statements include information about our possible or assumed future economic performance future results of operations, including our future revenues, income, expenses, provision for loan losses, provision for taxes, effective tax rate, earnings per share and cash flows, and our future capital expenditures and dividends, future financial condition and changes therein, including changes in our loan portfolio and allowance for loan losses, future capital structure or changes therein, as well as the plans and objectives of management for our future operations, future or proposed acquisitions, the future or expected effect of acquisitions on our operations, results of operations, financial condition, and future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that we make are based on our current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect our future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on Independent Bank Group, Inc. is available in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2017 and its other filings with the SEC. 3

Offering Details
Issuer    Independent Bank Group, Inc. Nasdaq Symbol    IBTX Offering Type    Common Equity Offering: Sale of Primary and Secondary Shares Secondary    1,745,506 shares, or ~$111(1) million secondary Selling Shareholders (% of Position Sold)    Arlon Group (100%), Castle Creek Capital (100%), Stone Point Capital (25%), Lee Equity Partners (20%) Primary    390,000 shares, or ~$25(1) million primary Underwriters’ Option    10% Overall (15% on Primary and approximately 9% on Secondary) Use of Proceeds    General corporate purposes, including to increase consolidated capital to support continued growth through acquisitions and continued organic growth. IBTX will not receive any proceeds from the sale of shares from the selling shareholders. Lockup Period    90 days Sole Book-Running Manager    Stephens Inc. (1) Based on IBTX closing price of $63.85 per share on November 24, 2017 4 Independent Bank Group Snapshot Overview Branch Map Headquartered in McKinney, Texas 69 banking offices Dallas-Fort Worth metropolitan area Greater Austin area Houston metropolitan area Colorado Front Range area Six bank acquisitions since IPO in 2013; approximately $5 billion in assets acquired 8th largest bank headquartered in Texas by deposits Financial Highlights as of and for the Quarter Ended September 30, 2017 Balance Sheet Highlights ($ in millions) Total Assets $    8,891 Total Loans Held for Investment 6,365 Total Deposits 6,873 Equity 1,281 Profitability Net Income $                23.5 Adjusted Net Interest Margin (1) 3.80% Adjusted Efficiency Ratio (2) 51.19 Adjusted Return on Average Assets(2) 1.13 Asset Quality Nonperforming Assets to Total Assets 0.28% Nonperforming Loans to Total Loans 0.24 Net Charge-offs to Average Loans (annualized) – Capital Ratios Tangible Common Equity to Tangible Assets(2) 7.62% Tier 1 Risk Based 9.60 Total Risk Based 11.72 (1) Non-GAAP financial measure. Excludes income recognized on acquired loans of $905 thousand. (2) Non-GAAP financial measure. See Appendix for reconciliation. Colorado Footprint Texas Footprint IBTX (61) 5

History of Growth – Total Assets (Dollars in Millions) Organic CAGR of ~23% since 2011(1) Carlile Bancshares Total Assets—$2,193M $10,000 Total CAGR of ~41% since 2011(1) $10,000     Total CAGR of ~41% since2011(1) $9,000     $8,891 Live Oak Financial Total Assets—$122M $8,000     BOH Holdings$2,193 Total Assets—$1,040M $7,000     Houston City BancsharesGrand Bank Total Assets—$329MTotal Assets—$592M I Bank Holding Company     $5,853 $6,000    Total Assets—$158Mâ, Community Group     $5,055 $5,000    Total Assets—$105Mâ€, $592 $4,133 $4,000     Collin Bank Total Assets—$173M     $1,491 $3,000     $2,164 $2,000    $1,740 $173 $262     $1,000     $0     2012    2013 2014201520169/30/17 IBTX IPO: 4/3/2013 Annual Acquired Assets (1) CAGR basis of $1.254 billion as of 12/31/2011 Source: SNL Financial 6

Acquisition of Integrity Bancshares Houston bank established in 2007 Over $800 million in total assets as of September 30, 2017 – 37% total asset CAGR since inception Noninterest bearing deposits to total deposits of ~33% High performing bank with ROAA, ROAE, and Net Interest Margin consistently above peers Strong ROAA driven by a yield on loans of ~5.5%, and a sub 55% efficiency ratio(2) Skilled team of experienced bankers Attractive market footprint, including branch locations in central Houston, The Woodlands, Katy and Southeast Houston Financial Summary(1) Balance Sheet Data Total Assets ($M)                804.9 Total Loans ($M)                661.3 Total Deposits ($M)                678.9 Loans to Deposits (%)                97.3 Profitability Data (YTD) Net Income ($M)                6.9 Return on Average Assets (%)                1.23 Net Interest Margin (%)                4.27 Efficiency Ratio (%)(2)                54.4 Asset Quality (% ) Nonperforming Assets to Assets (%)                0.21 Reserves to Loans (%)                1.19 Net Charge-offs Avg. Loans (%)                0.01 Source: SNL Financial and Integrity Bancshares, Inc. as of September 30, 2017 (1) Data as of and for the nine months ended September 30, 2017 (2) Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income 7

Continued Houston Expansion Integrity’s Central Houston/downtown headquarters provides for close proximity and easy access to the central business district New market expansion into Katy and Southeast Houston Immediate accretion to earnings per share; tangible book value earnback of less than 1.5 years Pro forma, Independent will be ranked 9th in deposit market share in the Houston MSA amongst Texas-based banks Houston MSA(1) Deposit Market Share 20172017 2017     2017DepositsMarket Rank    Texas Institutions Branches($M)Share (% ) 1    Prosperity Bancshares Inc. 585,0292.15 2    Cullen/Frost Bankers Inc. 354,4041.88 3    Woodforest Financial Grp Inc. 1033,3471.43 4    Comerica Inc. 483,1661.35 5    Cadence Bancorp. 103,0961.32 6    Texas Capital Bancshares Inc. 22,5391.09 7    Allegiance Bancshares Inc. 162,1250.91 8    Green Bancorp Inc. 131,9160.82 Pro Forma    14 1,6610.71 9    CBTX Inc. 161,3240.57 10    Post Oak Bancshares Inc. 121,1140.48 12    Independent Bank Group Inc. 101,0130.43 17    Integrity Bancshares Inc. 46480.28 Source: SNL Financial (1) Houston MSA includes Houston, The Woodlands and Sugar Land; Texas headquartered banks only Note: Deposit data as of June 30, 2017 per FDIC filings Pro Forma Houston Footprint IBTX (10) Integrity (4) 8

Acquisition Terms    and Merger Multiples
Aggregate Deal Value    $163.9 million(1)
Shares Issued    2,072,131 shares of IBTX stock
Aggregate Cash Consideration    $31,600,000
Consideration    Structured as 80% stock / 20% cash
Minimum Tangible Common Equity    $84 million required at close
Approval Requirements    Integrity Bancshares shareholders, as well as customary
regulatory approvals
Anticipated Closing    Second quarter of 2018
Major Assumptions
Cost Saves     35%
Loan and OREO Mark    $7.9 Million
Integrity Bancshares—Transaction Multiples
Negotiated Value (2)Current Value (1)
$158.0 million$163.9 million
Price    / Tangible Book Value (3) 1.88x1.95x
Price    / LTM Net Income (3) 17.2x17.9x
Price    / Est. 2017 Net Income17.4x18.0x
Price    / Est. 2018 Net Income14.7x15.2x
Core Deposit Premium(3)(4)    12.4% 13.4%
(1) Based on an IBTX closing stock price of $63.85 on November 24, 2017 (2) Based on an IBTX stock price of $61.00

(3) Integrity Bancshares financial data as of September 30, 2017
(4) Core deposits calculated as total deposits less CDs > $100,000
9

Financial Impact of Acquisition
with $25 million
Primary Common
Pro Forma Transaction Consequences     ImpactEquity Offering
2019 EPS Accretion ($)     $0.17$0.12
2019 EPS Accretion (%)     ~3.5%~2.5%
Tangible Book Value Per Share Accretion / (Dilution)     ~(0.8%) ~1.0%
Tangible Book Value Per Share Earnback     ~1.3 years0 years
Internal Rate of Return     > 20%> 20%
IBTX
Standalone    Projected Pro Forma Capital Ratios
9/30/2017     at (6/30/2018)
Tangible Common Equity / Tangible Assets (1)    7.6% 7.8%8.0%
Leverage Ratio    8.3% 8.4%8.6%
Tier 1 Common Ratio    9.2% 9.3%9.6%
Tier 1 Risk Based Capital Ratio    9.6% 9.6%9.9%
Total Risk Based Capital Ratio    11.7% 11.4%11.7%
Note: Based on an IBTX closing stock price of $63.85 on November 24, 2017 (1) Non-GAAP financial measure. See Appendix for reconciliation. 10

Impact of Potentially Crossing $10 Billion in Assets We believe we will likely cross the $10 billion threshold by the third quarter of 2018 The Durbin amendment is anticipated to take effect in July of 2019, with estimated current annual interchange revenue lost of $2.3 million DFAST preparation currently in process with estimated total implementation costs of $2 million, and a total ongoing annual cost of $500,000 to $1 million We continue to invest in the people, processes and systems necessary to operate successfully as a $10+ billion institution 11

Transaction Summaries M&A Transaction Acquisition of a sizeable, quality Houston banking franchise Fills in and expands market presence in key Houston submarkets including Katy and Southeast Houston Meets key internal financial metrics with immediate EPS accretion, less than one and a half year tangible book value earnback, and greater than 20% internal rate of return Follow-On Offering Meaningful increase in IBTX float Significant reduction in private equity ownership resulting from the acquisition of Carlile Bancshares 12

IBTX Investment Highlights Substantial growth, with an organic asset CAGR of ~23% and a total asset CAGR of ~41%, since year-end 2011 Integrity Bancshares acquisition marks IBTX’s 7th whole bank acquisition since IPO â€’ Most active Texas acquiror since IPO Attractive banking franchise, with an ROAA over 1.00% coupled with a mid 50s efficiency ratio Strong credit culture has driven pristine asset quality – NPAs to assets of 28bps and no net-charge offs year-to-date through September 30, 2017 Well-capitalized, with estimated tangible common equity to tangible assets of approximately 8%, as adjusted for the capital raise and acquisition as of the second quarter 2018(1) Pro forma for acquisition â€’ 7th largest Texas bank by Texas deposits â€’ 9th ranked Texas bank in Houston MSA deposit market share Source: SNL Financial as of September 30, 2017 (1) Non-GAAP financial measure. See Appendix for reconciliation. 13

Appendix 14

Reconciliation of IBTX Non-GAAP Financial Measures (unaudited) Reconciliation of Adjusted Net Income, Adjusted Efficiency Ratio and Adjusted EPS For the Quarter Ended ($ in thousands except per share data)     September 30, 2017 Net Interest Income—Reported    (a) 72,857 Income recognized on acquired loans     (905) Adjusted Net Interest Income    (b) 71,952 Provision Expense—Reported    (c) 1,873 Noninterest Income—Reported    (d) 12,130 Gain on sale of loans     (338) Loss on sale of branch     127 Loss on sale of premises and equipment     21 Recoveries on charged off loans acquired     (994) Adjusted Noninterest Income    (e) 10,946 Noninterest Expense—Reported    (f) 47,904 OREO impairment     (917) IPO related stock grant and bonus expense     (128) Acquisition expense     (3,013) Adjusted Noninterest Expense    (g) 43,846 Income Tax Expense Reported    (h) 11,696 Adjusted Net Income (1)    (b)—(c) + (e)—(g) = (i) 24,829 Average shares for basic EPS    (j) 27,797,779 Average shares for diluted EPS    (k) 27,901,579 Adjusted Basic EPS    (i) / (j) $0.89 Adjusted Diluted EPS    (i) / (k) $0.89 EFFICIENCY RATIO     Amortization of core deposit intangibles    (l) $1,409 Reported Efficiency Ratio    (f—l) / (a + d) 54.71% Adjusted Efficiency Ratio    (g—l) / (b + e) 51.19% PROFITABILITY     Return on Average Assets (annualized)    (a—c + d—f)/ (m) 1.07% Adjusted Return on Average Assets (annualized)    (i)/(m) 1.13% Total Average Assets    (m) 8,726,847 (1) Assumes actual effective tax rate of 33.2% for the quarter ended September 30, 2017.     15

Reconciliation of IBTX Non-GAAP Financial Measures    (unaudited)
Reconciliation of Tangible Common Equity to Tangible Assets
Tangible Common Equity To Tangible Assets     9/30/17
($ in thousands)
Tangible Common Equity
Total common stockholders’ equity    $1,281,460
Adjustments:
Goodwill     (606,701)
Core deposit intangibles, net     (47,198)
Tangible Common Equity    $627,561
Tangible Assets
Total Assets    $8,891,114
Adjustments:
Goodwill     (606,701)
Core deposit intangibles     (47,198)
Tangible Assets    $8,237,215
Tangible Common Equity To Tangible Assets     7.6% 16

Reconciliation of IBTX Non-GAAP Financial Measures (unaudited)
Reconciliation of Estimated Tangible Common Equity to Tangible Assets as of 6/30/2018
$25 million in
Tangible Common Equity To Tangible Assets    No Capital common equity
($ in thousands)
Tangible Common Equity
Total common stockholders’ equity    $1,484,061 $1,507,280
Adjustments:
Goodwill     (681,593)(681,593)
Core deposit intangibles, net     (51,148)(51,148)
Tangible Common Equity    $751,320 $774,539
Tangible Assets
Total Assets    $10,387,135 $10,410,354
Adjustments:
Goodwill     (681,593)(681,593)
Core deposit intangibles     (51,148)(51,148)
Tangible Assets    $9,654,394 $9,677,612
Tangible Common Equity To Tangible Assets     7.8%8.0% 17

INDEPENDENT
BANK GROUP